UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 2, 2005

Chart Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-11442	34-1712937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, OH	44125
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (440) 753-1490

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

General

On August 2, 2005, Chart Industries, Inc. (the “Company”), the stockholders of the Company described below (the “Principal Stockholders”), First Reserve Fund X, L.P., a Delaware limited partnership (“Buyer”), and CI Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“CI Acquisition”), entered into an agreement and plan of merger (the “Merger Agreement”). The Merger Agreement provides for:

•	the sale of shares of common stock of the Company, par value $0.01 per share (“Common Stock”), owned by the Principal Stockholders (the “Principal Stockholder Shares”) to CI Acquisition, which is referred to in this document as the “Stock Purchase;” and

•	the merger of CI Acquisition with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Buyer (the “Surviving Corporation”), which is referred to in this document as the “Merger.”

The Stock Purchase and Merger are collectively referred to as the “Transaction.” This Current Report on Form 8-K describes the Transaction and summarizes certain terms of the Merger Agreement. A copy of the Merger Agreement is attached as Exhibit 2.1 and incorporated herein by reference, and interested persons are encouraged to read the Merger Agreement in its entirety. The descriptions in this Current Report on Form 8-K concerning the Merger Agreement, the Merger and related transactions and terms are qualified in their entirety by reference to the full text of Merger Agreement.

The Principal Stockholders consist of OCM Principal Opportunities Fund II, L.P., Audax Chart LLC, Carl Marks Strategic Investments, L.P., Carl Marks Strategic Investments III, L.P., Van Kampen Senior Loan Fund, Merrill Lynch, Pierce, Fenner & Smith Incorporated, GE Capital CFE, Inc., the Arthur S. Holmes Trust and the Christine H. Holmes Trust. The Principal Stockholders presently own 4,973,974 shares of Common Stock, approximately 92.8% of the Common Stock currently outstanding. Each Principal Stockholder has agreed in the Merger Agreement to sell its shares of Common Stock to CI Acquisition and not to transfer those shares before closing unless the transferee agrees to be bound by the terms of the Merger Agreement applicable to the Principal Stockholder.

The Stock Purchase and Merger

Upon satisfaction of the conditions to the Stock Purchase, CI Acquisition will purchase the Principal Stockholder Shares from the Principal Stockholders for a purchase price (the “Per Share Purchase Price”) equal to $65.74 per share in cash, minus the result (rounded to the nearest cent) of (i) the expenses of the Company related to the Transaction (the “Company Transaction Expenses”) divided by (ii) the number of fully-diluted shares of Common Stock outstanding immediately before closing (assuming full exercise of all Company stock options and warrants). The amount to be paid for each share of Common Stock in the Stock Purchase is referred to as the “Per Share Purchase Price.” The Company Transaction Expenses will equal all out-of-pocket expenses, including fees and disbursements of counsel, financial advisors (including any fees payable to the Company’s financial advisor, UBS Securities LLC (“UBS”)) and accountants, incurred by the Company through the closing of the Merger in respect of the transactions contemplated by the Merger Agreement, but excluding expenses incurred by the Company in connection with the financing of the Transaction arranged by Buyer and all costs and expenses incurred by the Company in connection with the preparation of any materials to be distributed after the closing of the Merger to the former holders of Common Stock in accordance with provisions of Delaware law applicable to short-form mergers, all as estimated in good faith by the Chief Financial Officer of the Company. The Company Transaction Expenses are expected to result in a reduction of the Per Share Purchase Price below $65.74 by at least $0.90 per share, but more likely a reduction of $1.00 to $1.50 per share.

The Company, Buyer and CI Acquisition will cause the Merger to occur as soon as practical, but in no event later than five business days, after the Stock Purchase. The Merger is expected to occur immediately after the closing of the Stock Purchase. At the effective time of the Merger (the “Effective Time”), each share of Common Stock outstanding (other than treasury stock, shares held by Buyer or CI Acquisition, and shares with respect to which appraisal rights have been exercised under Delaware law) will be converted into the right to receive the Per Share Purchase Price (or the price paid in the Stock Purchase, if greater) in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Common Stock will be cancelled and cease to be outstanding and each holder of a certificate representing such Common Stock will cease to have any rights with respect to the Common Stock, except the right to receive the Merger Consideration.

If, at the time the Stock Purchase occurs, the number of Principal Stockholder Shares is less than 90% of the shares of Common Stock then outstanding, but not less than that number by more than 7,710 shares, then, immediately prior to the Effective Time, the Company will issue to CI Acquisition, and CI Acquisition will purchase from the Company, the lowest number of shares of Common Stock (the “Top-Up Shares”) that, when added to the shares of Common Stock then owned by CI Acquisition, will equal one share of Common Stock greater than 90% of the Common Stock then outstanding (after giving effect to the issuance of these Top-Up Shares). If this occurs, CI Acquisition will pay the Per Share Purchase Price for its purchase of each Top-Up Share.

If, at the time the Stock Purchase is to occur, the number of Principal Stockholder Shares is less than that number of shares which is equal to the result of (i) 90% of the shares of Common Stock then outstanding, minus (ii) 7,710 shares, then the Stock Purchase may not occur. In that case, it is expected the Company would seek the approval of the Merger by the holders of its outstanding shares of Common Stock, and the Merger would occur after such approval was obtained, subject to satisfaction of the conditions to the Transaction described below. Because the number of Principal Stockholder Shares (plus the number of Top-Up Shares, if any) is expected to exceed 90% of the outstanding number of shares of Common Stock at the time the Stock Purchase is to occur, it is not anticipated that any consent, vote or meeting of holders of Common Stock will be sought for the Merger.

Exchange of Shares and Warrants after Merger for Cash

After the Effective Time, Buyer will send, or cause an exchange agent (the “Exchange Agent”) to send, to holders of Common Stock at the Effective Time a letter of transmittal and related instructions for use in surrendering certificates previously representing Common Stock in exchange for the Merger Consideration as well as information regarding the rights of such holders under Delaware law. Holders of shares of Common Stock are not being requested to take any action at this time with respect to their shares of Common Stock in connection with the Merger.

At the Effective Time, each outstanding warrant (a “Warrant”) issued pursuant to that certain Warrant Agreement (the “Warrant Agreement”), dated September 15, 2003, between the Company and National City Bank, as Warrant Agent, will be cancelled. Thereafter, no holder of a Warrant will have any rights in respect thereof, other than the right to receive, upon surrender of the Warrant in accordance with the Merger Agreement, an amount in cash equal to the product of (i) the number of shares of Common Stock issuable upon the exercise of the surrendered Warrant as of immediately prior to the Effective Time, multiplied by (ii) the excess of the Merger Consideration over the exercise price per share of Common Stock under the surrendered Warrant (the “Warrant Consideration”). The exercise price per share of Common Stock under the Warrants presently is $32.97.

After the Effective Time, Buyer will send, or cause the Exchange Agent to send, to holders of Warrants at the Effective Time a letter of transmittal and related instructions for use in surrendering certificates previously representing Warrants in exchange for the Warrant Consideration. Holders of Warrants are not required to exercise their Warrants in order to receive the Warrant Consideration.

After the Effective Time, there will be no further registration of transfers of Common Stock or Warrants outstanding immediately before the Effective Time.

Treatment of Stock Options

At the Effective Time, each outstanding stock option to acquire shares of Common Stock (each a “Company Stock Option”) awarded pursuant to the Company’s stock option plans, whether or not exercisable, will be cancelled. Thereafter, no holder of a Company Stock Option will have any rights in respect thereof, other than the right to receive an amount in cash equal to the product of (i) the number of shares of Common Stock issuable upon the exercise of the Company Stock Option multiplied by (ii) the excess of the Merger Consideration over the exercise price under such Company Stock Option, less any required withholding taxes. Notwithstanding this general treatment, the Compensation Committee of the Company’s Board of Directors may provide, in accordance with the terms of the Merger Agreement and the Company’s stock option plans, that some Company Stock Options (or portions of options) held by certain employees will, following the Merger, be adjusted to represent options to acquire shares of common stock of the Surviving Corporation. Holders of Company Stock Options are not required to exercise their Company Stock Options in order to receive the cash or adjusted stock options, as described above.

Directors and Officers of the Surviving Corporation

From and after the Effective Time, the directors of CI Acquisition will become the directors of the Surviving Corporation, and the officers of the Company will be the officers of the Surviving Corporation, in each case until they resign or are removed.

Pre-Closing and Other Covenants of the Parties

Prior to the Effective Time, the Company has agreed, unless Buyer consents in writing or the Merger Agreement permits otherwise, that the Company and its subsidiaries will conduct their businesses in the ordinary course and use their commercially reasonable efforts to preserve their businesses, properties and assets. Among other things, without the consent of Buyer or unless the Merger Agreement permits otherwise, until the Effective Time the Company generally has agreed that neither it nor any of its subsidiaries will, or will propose to or agree to:

•	amend or change its Certificate of Incorporation or Bylaws or repurchase any shares of its capital stock or make any other change in its capital structure;

•	issue or sell any shares of capital stock or any rights to acquire capital stock, or other convertible or exchangeable securities, or sell, lease, pledge or dispose of assets;

•	declare, set aside or pay any dividend or other distribution with respect to any of its capital stock, or reclassify, combine, or split any of its capital stock;

•	acquire any business organization or any assets which exceed certain dollar amounts, incur indebtedness or issue guarantees or make any loans or advances, except under existing credit facilities in the ordinary course of business and refinancing of existing indebtedness;

•	announce, establish, amend or terminate any employment, labor, union, or professional service contract, or any bonus, severance, change of control, pension, or other benefit plan, or increase the compensation or benefits payable to its senior managers;

•	enter into any agreement, arrangement or transaction with affiliates;

•	enter into, materially modify or terminate certain contracts or fail to maintain insurance policies;

•	make any loans or investments in the aggregate in excess of $2 million;

•	change certain tax elections or accounting practices, enter into any settlement or compromise of material tax liability, file any material amended tax return, or take certain related actions;

•	materially change certain accounts receivable or payable procedures;

•	take any action with respect to accounting policies or procedures other than reasonable and usual actions in the ordinary course of business and consistent with past practice;

•	cancel any debts in excess of $2 million in the aggregate, or settle any material litigation; or

•	incur Company Transaction Expenses in excess of $9 million, unless the Company obtains a new fairness opinion from UBS or another nationally recognized investment bank.

In addition the Company has agreed not to, and to cause its subsidiaries and representatives not to (i) solicit, knowingly encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer, indication or proposal to acquire more than 20% of its business, assets or capital stock, whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (an “Acquisition Proposal”), or (ii) disclose, in connection with an Acquisition Proposal, any information or provide access to its properties, books or records, except as required by law or a governmental request for information. However, until closing, the Company may (if the Board of Directors, after consultation with outside counsel, determines in good faith that it would be required to do so in the proper exercise of its fiduciary duties) participate in discussions or negotiations with, and furnish information and access to any person, group or entity that has delivered a written bona fide, unsolicited Acquisition Proposal for a majority of the Company’s business assets or capital stock which the Board of Directors, after consultation with a nationally recognized financial advisor, determines in good faith would, if consummated, be more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (a “Superior Proposal”). If the Company receives a Superior Proposal before closing, nothing contained in the Merger Agreement will prevent the Company or any of its stockholders from executing or entering into an agreement relating to such Superior Proposal or prevent the Board of Directors from recommending such Superior Proposal to its stockholders, if the Board, after consultation with outside counsel, determines in good faith that it would be required to do so in the proper exercise of its fiduciary duties, but the Company must provide Buyer prior written notice of the Company’s intention to enter into an agreement relating to the Superior Proposal and provide Buyer the opportunity to submit revised proposals.

The Company also has agreed to other covenants on the terms set forth in the Merger Agreement, including providing Buyer with access to Company information and notice of certain events and providing Buyer with cooperation relating to Buyer’s financing of the Transaction, including using commercially reasonable efforts to furnish Buyer and its financing sources with Company business and financial information of the type and form customarily included in offering memoranda for private placements under Rule 144A under the Securities Act of 1933.

Buyer has agreed to certain customary covenants on the terms set forth in the Merger Agreement, including confidentiality, indemnification of directors and officers of the Company, maintenance of liability insurance coverage for the benefit of the Company’s directors and officers, providing certain employee benefits and providing notices of certain events.

Representations and Warranties

Each of the Company, Buyer and CI Acquisition have made customary representations and warranties in the Merger Agreement, and each of the Principal Stockholders have made certain representations and warranties to Buyer and CI Acquisition in connection with the Stock Purchase. None of the representations and warranties in the Merger Agreement will survive the Effective Time and the Merger Agreement does not provide for any post-closing indemnification obligations. The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of specified parties to the Merger Agreement (on the terms set forth in the Merger Agreement) and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (i) have been qualified by disclosure schedules that the Company, Buyer and CI Acquisition have exchanged in connection with the signing of the Merger Agreement as well as disclosures previously made in the Company’s filings with the Securities and Exchange Commission (the “SEC”), (ii) will not survive consummation of the Merger and cannot be the basis for any claims under the Merger Agreement by a party after termination of the Merger Agreement, (iii) are subject to the materiality standards set forth in the Merger Agreement, which may differ from what may be viewed as material by investors and (iv) were made only as of the date of the Merger Agreement or such other date as specified in the Merger Agreement. The disclosure schedules and Company filings with the SEC referred to above contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, no person should rely on the representations and warranties as characterizations of the actual state of facts, as they are modified in important part by those disclosure schedules and the Company’s SEC filings. Moreover, information concerning the subject matter of the representations and warranties may change after the date of execution of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Conditions to Closing

The consummation of the Transaction is subject to certain conditions, including customary closing deliveries. The obligations of each party to the Merger Agreement are subject to satisfaction or waiver of the following significant conditions:

•	CI Acquisition must own 90% of the outstanding shares of Common Stock (after giving effect to the Stock Purchase and the purchase of Top-Up Shares, if any), or, if CI Acquisition does not own that number of shares, the Company must have obtained approval of the Merger by its stockholders;

•	no laws or governmental order shall have been adopted or issued prohibiting the Stock Purchase or the Merger or making any such transaction illegal;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated; and

•	each of Buyer, CI Acquisition and the Company must have received certain foreign competition approvals.

The obligations of Buyer and CI Acquisition are subject to satisfaction or waiver of the following significant conditions:

•	accuracy of representations and warranties made by the Company;

•	material compliance by the Company with its covenants in the Merger Agreement;

•	Buyer must have consummated its financing for the Transaction on terms and conditions substantially similar to those contemplated by a commitment letter relating to that financing (this condition automatically is waived by Buyer on October 31, 2005, if not satisfied before then);

•	the Company must deliver to Buyer, by specified dates, certain financial statements and financial data of the type customarily included in offering memoranda for private placements of debt securities under Rule 144A under the Securities Act of 1933; and

•	no material adverse change must have occurred with respect to the Company since December 31, 2004 (except for certain disclosed or known changes).

The obligations of the Company and Principal Stockholders are subject to satisfaction or waiver of the following significant conditions:

•	accuracy of representations and warranties made by Buyer and CI Acquisition; and

•	material compliance by Buyer and CI Acquisition with their covenants in the Merger Agreement.

Termination of the Merger Agreement

The Company, Buyer or both generally could terminate the Merger Agreement before closing in the following cases:

1.	upon mutual agreement of the Company and Buyer;

2.	by either Buyer or the Company if a permanent injunction or action by a governmental entity preventing the consummation of the Stock Purchase or the Merger becomes final and nonappealable;

3.	by either Buyer or the Company (but not by a party whose failure to fulfill an obligation under the agreement has caused the failure of the transactions to be completed) if neither the Stock Purchase nor the Merger has occurred before November 30, 2005 (the “Termination Date”), but (i) the Company may elect to extend the Termination Date to December 31, 2005 if the closing has not occurred as a result of certain conditions not being satisfied and (ii) the Termination Date will be automatically extended to December 31, 2005 if all of the closing conditions are satisfied or waived prior to the original Termination Date, other than CI Acquisition’s acquiring at least 90% of then outstanding shares of Common Stock;

4.	by either Buyer or the Company if the Merger fails to receive the requisite vote, if any is required, for approval of the Merger Agreement by the stockholders of the Company;

5.	by the Company, if its Board of Directors accepts a Superior Proposal in accordance with the Merger Agreement; or

6.	by Buyer, if the Company’s Board of Directors withdraws or materially and adversely modifies its recommendation of the Merger Agreement or recommends an alternative Acquisition Proposal or certain alternative offers.

If the Merger Agreement is terminated, all obligations of the parties (including the Principal Stockholders) will terminate, except for certain limited provisions that survive. In particular, the Company will be obligated to pay Buyer a fee equal to between 3% and 3.5% of the aggregate amount payable to the holders of shares of Common Stock, Warrants and Company Stock Options under the Merger Agreement (the “Termination Fee”) if the Merger Agreement is terminated under the circumstances specified in clauses 5 or 6 above. The Company may owe a break-up fee to Buyer if the Merger Agreement is terminated under circumstances specified in clauses 3 or 4 above and (i) an Acquisition Proposal was publicly announced to the Company or its stockholders, (ii) that Acquisition Proposal has not expired or been withdrawn at the time of termination, and (iii) the Company enters into an agreement with respect to or consummates an Acquisition Proposal within twelve months following such termination.

Other Information

The Merger Agreement was approved by the Board of Directors of the Company. UBS acted as financial advisor to the Board of Directors and will receive a fee for its services, and also received a fee upon delivery of the Fairness Opinion described below. In connection with its approval of the Merger Agreement, the Board of Directors received a fairness opinion from UBS (the “Fairness Opinion”), to the effect that, as of the date of the Fairness Opinion, the consideration to be received by the stockholders of the Company (other than the Principal Stockholders) in the Merger is fair, from a financial point of view, to such stockholders. The Fairness Opinion is based on and subject to the assumptions, limitations and qualifications set forth therein and does not address the Company’s underlying business decision to effect the transaction or constitute a recommendation to any stockholder of the Company as to whether such stockholder should exercise its appraisal rights with respect to the transaction. For purposes of the Fairness Opinion, UBS assumed that the Company Transaction Expenses would not exceed $9 million. The Company expects to incur Company Transaction Expenses in the range of between $6 million and $8 million in connection with the Transaction.

Certain of the Principal Stockholders or their affiliates are lenders under the Company’s credit facilities, directors of the Company or have other relationships with the Company. In this regard, the information set forth under the captions “Stock Ownership of Principal Holders and Management” and “Certain Relationships and Related Transactions” in the Company’s definitive proxy statement filed with the SEC on April 26, 2005 and set forth in the Form 8-K of the Company filed with the SEC on May 6, 2005 is incorporated herein by reference.

This document is neither an offer to purchase nor a solicitation of an offer to sell any Company securities nor a solicitation of a proxy or any form of approval or consent from any holder of Company securities. The Transaction is not expected to involve a meeting or consent of the Company’s stockholders, nor will the transaction involve a tender offer in any form.

Forward-Looking Statements

This Current Report on Form 8-K may contain “forward-looking statements” within the meaning of, and pursuant to, the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “believes,” “anticipates” or “expects,” or words of similar import. Such forward-looking statements are based on current expectations and are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Forward-looking statements, which are made in good faith, are based upon numerous assumptions. The Company believes that the following factors, among others, could cause actual results to differ materially from the forward-looking statements expressed or implied in this Report: (i) the ability of the parties to satisfy the conditions to the transaction; (ii) the ultimate amount of Company Transaction Expenses; (iii) obtaining any necessary regulatory approvals or clearances; (iv) changes in general economic, political, business and market conditions; (v) the Company’s relations with its employees, customers and vendors; (vi) litigation and disputes involving the Company; and (vii) the threat of terrorism and the impact of responses to that threat. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or developments or for any other reason. For further information regarding the Company, please read the Company reports filed with the SEC and available at www.sec.gov.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure under Item 1.01 above is incorporated herein by reference with respect to the Top-Up Shares and CI Acquisition’s right to purchase the Top-Up Shares. The Company has issued such right and would issue the Top-Up Shares, if any, in accordance with the terms of the Merger Agreement in reliance on the exemption from registration provided under Section 4(2) of the Securities Act of 1933, on the basis that such right and such shares are or would be sold in a transaction not involving any public offering.

Item 3.03 Material Modification of Rights of Security Holders.

The disclosure under Item 1.01 above is incorporated herein by reference with respect to the rights of the holders of Warrants to receive the Warrant Consideration in connection with the Merger after the Effective Time in accordance with the provisions of the Merger Agreement, without any requirement to exercise the Warrants before the Effective Time.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of August 2, 2005, by and among Chart Industries, Inc., the stockholders of the Company party thereto, First Reserve Fund X, L.P., and CI Acquisition, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHART INDUSTRIES, INC.

Date August 8, 2005

	By:	/s/ Michael F. Biehl
Michael F. Biehl
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of August 2, 2005, by and among Chart Industries, Inc., the stockholders of the Company party thereto, First Reserve Fund X, L.P., and CI Acquisition, Inc.

E-1